Exhibit 99.1

XTENT Announces Third Quarter 2007 Financial Results

MENLO PARK, Calif., November 2, 2007 - XTENT, Inc. (Nasdaq: XTNT) today reported financial results for the third quarter ended September 30, 2007.

The company reported a net loss of $9.5 million, or $0.42 per share, for the third quarter of 2007, compared to a net loss of $8.0 million, or $2.84 per share, for the same period last year.  The company’s net loss per share for the third quarter of 2007 was based on weighted average shares outstanding of 22.7 million as compared to 2.8 million weighted average shares outstanding for the quarter ended September 30, 2006. For the nine months ended September 30, 2007, XTENT had a net loss of $26.9 million, compared to $17.9 million for the same period last year.  The net loss attributable to common stockholders was $26.9 million for the nine months ended September 30, 2007, compared to $31.0 million for the same period last year.  At September 30, 2007, XTENT had cash, cash equivalents and short-term investments of $68.1 million.

Research and development expenses increased to $7.8 million in the third quarter of 2007 from $5.8 million for the same period last year primarily due to an increased number of research and development personnel and expenditures for prototype parts, supplies, and outside services related to product development for our Custom NX DES systems.  General and administrative expenses were unchanged at $2.6 million in the third quarter of 2007 versus $2.6 million for the same period last year.  Research and development expenses for the nine month period ended September 30, 2007, totaled $21.7 million, compared to $13.4 million for the same period last year.  General and administrative expenses for the nine months ended September 30, 2007, totaled $7.9 million, compared to $5.3 million for the same period in 2006.

“We continue to make excellent progress in the development of our innovative stent systems,” commented Gregory D. Casciaro, XTENT’s President and CEO.  In October, we announced very encouraging results from our CUSTOM I and CUSTOM II clinical trials at the Transcatheter Cardiovascular Therapeutics (TCT) conference.  At two year follow-up for CUSTOM I and one year follow-up for CUSTOM II, no new major adverse cardiac (MACE) events were reported.  In addition, the incidence of late stent thrombosis in both trials was zero.  Everyone at XTENT continues to be very focused on the execution of clinical, regulatory and product development milestones.”

Third Quarter 2007 Highlights:

—  Completion of patient enrollment in the 90-patient CUSTOM III clinical trial

—  Appointment of Michael Eagle, former Vice President, Manufacturing, at Eli Lilly and Company, to the Board of Directors

—  Filed an Investigational Device Exemption (IDE) application with the United States Food and Drug Administration (FDA) to begin the CUSTOM IV pivotal trial.  As the company announced on October 22, 2007, at the Transcatheter Cardiovascular Therapeutics meeting in Washington D.C., it recently received questions back from the FDA regarding the IDE application, and it is working to address these questions which must be resolved before the company can initiate its Custom IV pivotal trial.

Conference Call and Webcast Information

The company will not be hosting a quarterly earnings call for the third quarter of 2007 as it provided an update during its conference call and webcast at TCT on October 22, 2007.

About XTENT

XTENT, Inc. is a medical device company focused on developing and commercializing innovative customizable drug eluting stent (DES) systems for the treatment of coronary artery disease (CAD). CAD is the most common form of cardiovascular disease and the number one cause of death in the United States and Europe. XTENT® Custom NX® DES Systems are designed to enable the treatment of single lesions, long lesions and multiple lesions of varying lengths and diameters, in one or more arteries with a single device.   Note:  XTENT® Custom NX® DES Systems have not been approved for sale by any regulatory authority.

XTENT, INC.

(a development stage company)

Condensed Statements of Operations

(unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Operating expenses:
Research and development (1)	$7,767	$5,844	$21,694	$13,403
General and administrative (1)	2,632	2,594	7,894	5,277
Total operating expenses	10,399	8,438	29,588	18,680

Loss from operations	(10,399)	(8,438)	(29,588)	(18,680)

Interest and other income, net	860	396	2,658	801

Net loss	(9,539)	(8,042)	(26,930)	(17,879)

Deemed dividend related to beneficial conversion feature of redeemable convertible preferred stock	—	—	—	(13,095)

Net loss attributable to common stockholders	$(9,539)	$(8,042)	$(26,930)	$(30,974)

Net loss per share attributable to common stockholders - basic and diluted	$(0.42)	$(2.84)	$(1.35)	$(11.65)

Weighted-average common shares outstanding
used in per share calculation	22,656	2,830	19,999	2,658

(1) Includes the following stock-based compensation charges:
Research and development	$294	$524	$1,030	$850
General and administrative	$490	$362	$1,322	$578

XTENT, INC.

(a development stage company)

Condensed Balance Sheets

(unaudited, in thousands)

	September 30, 2007	December 31, 2006

Cash and cash equivalents and short term investments	$68,095	$23,105
Working capital	64,911	21,066
Total assets	72,338	27,121

Redeemable convertible preferred stock	—	75,593
Deficit accumulated during the development stage	(80,996)	(54,066)
Total stockholders’ equity (deficit)	68,671	(50,780)

Investor Relations:

Tim Kahlenberg

Chief Financial Officer

650-475-9400

tkahlenberg@xtentinc.com

Media Relations:

Aimee Corso, 310-780-2661

acorso@weisscommpartners.com

or

Julio Cantre, 415-946-1055

jcantre@weisscommpartners.com

http://www.xtentinc.com